Exhibit 23.1

Independent Auditors’ Consent

To the Board of Directors and Shareholders of
Accenture Ltd:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-100116) and Form S-8 (No. 333-65376) of Accenture Ltd of our report dated October 10, 2002, with respect to the consolidated balance sheet of Accenture Ltd as of August 31, 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the August 31, 2002 annual report on Form 10-K of Accenture Ltd.

/S/    KPMG LLP
Chicago, Illinois
November 7, 2002